EXHIBIT 23



To the Board of Directors of
the MarketWatch Funds
	and the
Securities and Exchange Commission:


We have examined management's assertion about the MarketWatch Funds'
(the Funds) compliance with the requirements of subsection (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of November 28, 1997 and for the period August 29, 1997 through
November 28, 1997, included in the accompanying Management Statement regarding Compliance with Certain Provisions of the Investment Company
Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of November 28, 1997 and for the period August 29, 1997 (the date of our last examination) through November 28, 1997, with respect to securities transactions, without prior notice to management:

* Confirmation of all securities held as of November 28, 1997 by institutions in book entry form at the Federal Reserve Bank, The Depository Trust Company and Dreyfus Government Securities Cash
  Management Fund;
* Verification of all securities purchased/sold but not received/delivered and securities in transit as of November 28, 1997 via examination of underlying trade ticket or brokerage confirmation;
* Reconciliation of all such securities to the books and records of the Funds and Central Fidelity Bank;
* Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with Central Fidelity Bank records as of November 28, 1997; and
* Agreement of selected security purchases/security sales or maturities since our last report date from the books and records of the Company to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of November 28, 1997 and for the period from August 29, 1997 through November 28, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the MarketWatch Funds and the Securities and Exchange Commission and should not be used for any other purpose.




/S/ KPMG PEAT MARWICK LLP
-------------------------
KPMG Peat Marwick LLP


Columbus, Ohio
January 9, 1998





January 9, 1998

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940


We, as members of management of The MarketWatch Funds (the Funds), are responsibile for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective intrnal controls over compliance with Rule 17f-2 requirements. We have performed an evaluation of the Funds' compliance with the requirments of subsections (b) and (c) of Rule 17f-2 as of November 28, 1997.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 28, 1997 and for the period from August 29, 1997 through November 28, 1997, with respect to securities reflected in the investment accounts of The MarketWatch Funds.

Sincerely,

/s/ WALTER B GRIMM
------------------
Walter B. Grimm
Chairman and President